Exhibit 5.2

源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编 : 200120 电话 : 86-21-51150298 传真 : 86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

13 February 2018

Legal Opinion

To:	Senmiao Technology Limited
Sichuan Senmiao Zecheng Business Consulting Co., Ltd.
Sichuan Senmiao Ronglian Technology Co., Ltd.
ViewTrade Securities, Inc.

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws.

We have acted as the PRC legal counsel to Senmiao Technology Limited, a Nevada corporation (the “Company”), Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (四川森淼泽成商务咨询有限公司), a PRC limited liability company wholly owned by foreign enterprise (the “WFOE”) and Sichuan Senmiao Ronglian Technology Co., Ltd. (四川森淼融联科技有限公司), a PRC limited liability company (the “Senmiao Ronglian”) (WFOE and Senmiao Ronglian are collectively referred to as the “PRC Entities”) in connection with the offering of shares of the Company’s common stock (the “Common Stock”) by the Company (the “Offering”) on a registration statement on Form S-1, including all amendments and supplement thereto (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2017.

In our capacity as PRC counsel to the PRC Entities and the Company, we have examined the originals and/or copies of the documents listed in Schedule 1 hereto and other documents as we have considered necessary or relevant for the purpose of providing this Opinion (collectively, the “Documents”). However, we have not carried out independent investigations of PRC Entities and the Company and rely on the copies of documents and information provided by PRC Entities and the Company which PRC Entities and the Company represent are authentic, accurate and complete.

In our examination of the Documents, we have assumed, with your consent, that (a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than the PRC Entities, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all natural persons who purport to act for and on behalf of the PRC Entities have sufficient legal capacity to enter into and perform the transactions contemplated by the VIE Agreements (as defined below) or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than the PRC Entities; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this Opinion, all the information and materials provided to us by the PRC Entities are true, accurate, complete and not misleading.

We have further assumed, with your consent, that the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

For the purpose of this Opinion, we have also relied on factual representations and confirmations made by the PRC Entities with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or this letter otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the PRC Entities and the Company with respect to the due diligence exercise, VIE Agreements and the transactions contemplated therein, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company and the PRC Entities in the due diligence report and transactions contemplated by the VIE Agreements. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company and the PRC Entities.

In rendering the opinions set forth in this letter, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by Senmiao Ronglian and Letter of Undertaking issued by WFOE (collectively, the “Letters of Undertaking”).

This Opinion is rendered on the basis of the PRC laws and regulations effective as of the date hereof and there is no assurance that any of such laws and regulations will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws (as defined below). Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

As used in this opinion, the term “PRC Governmental Authorization” means any necessary licenses, consents, authorizations, sanctions, permissions, approvals, registrations and certificates from, and filings with any PRC governmental agency or body or any other regulatory body, including but not limited to the Ministry of Commerce (“MOC”), and the State Administration of Foreign Exchange (“SAFE”), the State Administration for Industry and Commerce (“SAIC”) or/and their local branches (collectively, “PRC Governmental Authorities”).

As used in this opinion, the term “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC or any PRC Governmental Authorities, including tax laws and regulations, in effect on the date of this opinion.

Based on and subject to the foregoing, we are of the opinion that:

1.	WFOE has been duly incorporated and is validly existing; all of the equity interests of WFOE are owned by the Company. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge or any other security interest, option or any other third party right or interest, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of WFOE. The Articles of Association of WFOE and business license of WFOE comply with the requirements of applicable PRC Laws and are in full force and effect. WFOE established on 28 July 2017 and its business license states that its registered capital is RMB1,000,000. None of the registered capital of WFOE has been contributed yet which is permitted under current Company Law of the PRC and in line with the Articles of Association of WFOE.

2.	Senmiao Ronglian has been duly incorporated and is validly existing as a domestic enterprise with limited liability under the PRC Laws and its business license is in full force and effect. The Articles of Association and business license of Senmiao Ronglian comply with the requirements of applicable PRC Laws and are in full force and effect. The registered capital of Senmiao Ronglian is RMB70,000,000, which has been paid in full as of the date hereof. All the required amount of the registered capital of Senmiao Ronglian has been paid in accordance with the relevant PRC Laws and Senmiao Ronglian’s Articles of Association.

3.	All of the equity interests of Senmiao Ronglian are owned by Hu Xiang (胡祥), Zhang Pingxi (张萍熙), Wang Jun (王钧), Li Hong (李红), Hu Aiming (胡爱明), Wang Chan (王婵), Luo Wu Yong (罗武勇), Gao Huaiying (高怀英) and Pang Xiaoping (庞晓萍) (collectively, the “Senmiao Ronglian Shareholders”). However, we noted that the consideration for several transfer of the equity interests of Senmiao Ronglian have not been paid up or been paid yet, which will entitle the transferors to cancel the corresponding equity interest transfer agreements if not paid within agreed timeline and have the equity interests transferred back to them. The transferors of these equity interest transfer, namely Li Hong (李红), Wang Jun (王钧) and Hu Xiang (胡祥) have issued confirmation letters respectively, confirming: (i) the consideration for the transferred equity interests will be paid up by 31 March 2018; (ii) all the rights and interests attached to the transferred equity interest have been transferred on the date of the registration of the transfer with competent SAIC. After due and reasonable inquiry, such equity interests, other than the pledge by Senmiao Ronglian Shareholders to WFOE pursuant to the Equity Interest Pledge Agreements dated 18 September 2017 among Senmiao Ronglian Shareholders, WFOE and Senmiao Ronglian, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right.

4.	Based on our review of the Documents and to our best knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any share capital of, or direct interest in, any of the PRC Entities, except for those contemplated in the VIE Agreements.

5.	The ownership structure of WFOE complies with current PRC Laws. The transactions conducted in the PRC involving WFOE relating to the establishment of such ownership structure comply with current PRC Laws. After due and reasonable inquires, WFOE’s business and operations comply in all material respects with the PRC Laws and no PRC Governmental Authorization other than those already obtained is required under the existing PRC Laws for its ownership structure, businesses and operations.

6.	The Company, WFOE, Senmiao Ronglian and each of Senmiao Ronglian Shareholders entered into Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreements, Exclusive Option Agreements, Powers of Attorney and Timely Reporting Agreement dated 18 September 2017 (collectively, the “VIE Agreements”). The VIE Agreements have been duly authorized, executed and delivered by WFOE, Senmiao Ronglian and each Senmiao Ronglian Shareholder, and all required PRC Governmental Authorizations in respect of the VIE Agreements to ensure the legality in evidence of each of the VIE Agreements in the PRC have been duly obtained and are legal and valid. Each of WFOE, Senmiao Ronglian and each Senmiao Ronglian Shareholder has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of WFOE, Senmiao Ronglian and each Senmiao Ronglian Shareholder has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such VIE Agreements; each of the VIE Agreements constitutes a legal, valid and binding obligations of the parties thereto and does not violate any requirements of the PRC Laws. No further PRC Governmental Authorizations are required under the PRC Laws in connection with the VIE Agreements or the performance of the terms thereof, provided, however, any exercise by WFOE of its rights under the relevant Exclusive Option Agreements will be subject to any appraisal or restrictions required by PRC Laws. The execution, delivery and performance of each of the VIE Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, did not and will not (i) result in any violation of the business license, articles of association, other constituent documents (if any) or PRC Governmental Authorizations of WFOE or Senmiao Ronglian; (ii) result in any violation of, or penalty under, any PRC Laws; or (iii) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of WFOE, Senmiao Ronglian or Senmiao Ronglian Shareholders is a party or by which any of them is bound or to which any of their properties or assets is subject.

However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC Governmental Authorities will ultimately take a view that is not contrary to our opinion stated above. We cannot assure you, that the Company, Senmiao Ronglian and WFOE will be able to enforce the VIE Agreements. Although we believe they are in compliance with current PRC regulations, we cannot assure you that the PRC Governmental Authorities would agree that these VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. The validity of these VIE Agreements is uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. If the PRC government determines that the VIE Agreements do not comply with applicable laws and regulations, it could revoke the business and operating licenses of the PRC Entities, require Senmiao Ronglian or WFOE to discontinue or restrict their respective operations, restrict their right to collect revenues, require them to restructure their respective operations, impose additional conditions or requirements with which they may not be able to comply, or take other regulatory or enforcement actions against Senmiao Ronglian or WFOE that could be harmful to their businesses. The imposition of any of these penalties would result in a material and adverse effect on their ability to conduct their business.

7.	No PRC Governmental Authorization is required in connection with the execution, delivery or performance of the VIE Agreements, other than registration with competent registration authority in relation to the Equity Invest Pledge Agreements dated 18 September 2017, by and among WFOE, Senmiao Ronglian and Senmiao Ronglian Shareholders and the registrations have been completed.

8.	Each of Senmiao Ronglian and WFOE has valid leasehold interest in all lands and buildings used by it; and all of the leases of Senmiao Ronglian and WFOE used in the business of Senmiao Ronglian and WFOE and under which Senmiao Ronglian and WFOE hold properties are in full force and effect[1]. After due inquiry, each of Senmiao Ronglian and WFOE have no notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases mentioned above, or affecting or questioning the rights of each of Senmiao Ronglian and WFOE to the continued possession of the premises held under any such lease.

9.	According to the Interim Measures for the Administration of Business Activities of Online Lending Information Intermediaries (网络借贷信息中介机构业务活动管理暂行办法, the “Interim Measures”), a network-based lending information intermediary agency (“P2P Platform”) and the branches thereof shall, within 10 working days after obtaining the business license, go through record-filing and registration with the local financial regulatory department where its industrial and commercial registration department located by presenting relevant materials. Upon completion of the record-filing and registration, the P2P Platform shall apply for corresponding telecommunication business license, without which, no network-based lending information intermediary business can be carried out. P2P Platforms established prior to the effectiveness of the Interim Measures have a transition period of twelve months to rectify any activities that are non-compliant with the Interim Measures, except with respect to criminal activity which must be terminated immediately. As a P2P Platform established prior to the Interim Measures, Senmiao Ronglian is required to go through the aforesaid record-filing and registration with local financial regulatory department and fully comply with the Interim Measures prior to 16 August 2017.

[1]	The lease by the Company in relation to a premise used as the dormitory lacks of Premise Lease Registration and Filing Certificate. The relevant competent authority will order the parties to register the lease within a set time limit and may impose fine on the parties. The lease agreement is valid, save that the tenant may not be able to enforce its rights under the lease agreement against third parties.

On December 1, 2017, the Internet Finance Rectification Office and the Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying "Cash Loan" Business (关于规范整顿“现金贷”业务的通知, the “Circular 141”), which states the same requirement of the Interim Measures and further imposes measures to strengthen the regulation of P2P Platforms.

Circular 141 provides with respect to P2P Platforms (including Senmiao Ronglian):

(1) Loan business not in compliance with the provisions of the law on interest rates shall not be matched directly or in a disguised manner; and it is forbidden to deduct interests, commission fees, management fees, and deposit from the loan principal in advance, and set high overdue interest, late fee and interest penalty and the like.

(2) Comprehensive capital costs collected from borrowers in the form of interest rates and various fees shall be in compliance with the provisions on interests of private lending (i.e. the sum of interest rate and various fees cannot exceed the annual interest rate at 36%).

(3)Various loan conditions, overdue information and other information shall be disclosed comprehensively and publicly, and risks shall be pointed out to borrowers.

(4) Clients’ information collection, selection, credit rating, account opening and other core work shall not be outsourced.

(5) Participation in P2P online lending with the funds from banking financial institutions shall not be matched.

(6) Loan matching services shall not be provided to any students at school or any borrower without source of repayment or repayment capacity. ‘Down payment loans’, real estate off-floor financing and other house purchasing financing loans matching services shall not be provided.

(7) Loan matching services without designated use shall not be provided.

To our best knowledge after due inquiry, the current businesses carried out by Senmiao Ronglian are in compliance with the requirements of Circular 141.

In December 2017, the National Online Lending Rectification Office issued the Notice on the Rectification and Inspection Acceptance of Risk of Online Lending Intermediaries (the “Circular 57”) (关于做好P2P网络借贷风险专项整治整改验收工作的通知), providing further clarification on several matters in connection with the rectification and record-filing obligations of P2P Platforms. The local governmental authorities shall conduct and complete acceptance inspection of the rectification with the following timetable: (i) completion of record-filing for major P2P platforms by the end of April 2018; (ii) with respect to P2P Platforms with substantial outstanding balance of those loans prohibited under the relevant laws and regulations and timely reduction of those balance is difficult, the relevant business and outstanding balance shall be disposed and/or carved out, and record-filing shall be completed by the end of May 2018; (iii) with respect to those P2P Platforms with complex and extraordinary circumstances and substantial difficulties exist to complete rectification, the "relevant work" shall be completed by the end of June 2018. P2P Platforms failing to complete the record-filing within the prescribed time shall not be carried out online lending information intermediary business.

To the best of our knowledge after due and reasonable inquiry, Senmiao Ronglian has not completed such record-filing and registration as of the date of this Opinion. The relevant governmental authorities would have broad discretion in dealing with Senmiao Ronglian’s failure of compliance, including levying fines, confiscating income of Senmiao Ronglian, revoking the business license of Senmiao Ronglian, shutting down the servers or blocking the online platform, discontinuing or placing restrictions or onerous conditions on operation of Senmiao Ronglian and taking other regulatory or enforcement actions against Senmiao Ronglian. According to our interview with the officer of the finance department of Chengdu High-Tech Industrial Development Zone Management Committee on 17 October 2017, the officer confirmed the recording-filing procedure in Sichuan Province has not started yet and the operation of P2P Platform of Senmiao Ronglian can be carried out and Senmiao Ronglian is required to submit monthly operation report.

According to the Interim Measures, P2P Platforms shall not engage in certain activities, including, among others, (i) fund raising for the intermediaries themselves, (ii) holding investors’ fund or setting up capital pools with investors’ fund, (iii) providing security or guarantee to investors as to the principals and returns of the investment, (iv) issuing or selling any wealth management products, (v) mismatch between investor’s expected timing of exit and the maturity date, (vi) securitization, (vii) promoting its financing products on physical premises other than through the permitted electronic channels, such as telephones, mobile phones and internet, (viii) providing loans with its own capital, except as otherwise permitted by laws and regulations; and (ix) equity crowd-funding. In addition, the Interim Measures stipulate the maximum amount that a borrower may borrow through online consumer finance platforms. The Interim Measures also require the intermediaries that provide online lending information services to strengthen their risk management, enhance screening and verifying efforts on the borrowers’ and investors’ information, and to set up custody accounts with qualified banks to hold customer funds, and to disclose the basic information to the investors and borrowers.

According to the Interim Measures and Circular 57, upon record-filing and registration with local financial regulatory department, a P2P Platform shall apply to obtain corresponding telecommunication business license, without which no online lending information intermediary agency operation can be carried. To the best of our knowledge after due and reasonable inquiry, as the record-filing and registration of its online lending platform has not been completed pending the release of implementation rules in Sichuan, Senmiao Ronglian has not applied to obtain the corresponding license as of the date of this Opinion. If operating telecommunications business without operating licenses, the relevant governmental authority will order to rectify, confiscate illegal gains and impose a fine equal to three to five times of the illegal gains. If no illegal gains or the illegal gains is less than RMB50,000, a fine amounting to RMB100,000 to RMB1,000,000 will be imposed. In case of gross violation, the business shall be stopped and rectification will be carried out.

Save for the pending record-filing and registration and telecommunication business license, each of WFOE and Senmiao Ronglian has full corporate right, power and authority, and has obtained all necessary PRC Governmental Authorization of and from, and has made all necessary declarations and filings with, all PRC Governmental Authorities to own, lease, license and use its properties, assets and conduct its business in the manner as described in the Registration Statement; all their PRC Governmental Authorizations are in full force and effect; after due and reasonable inquiries, neither WFOE nor Senmiao Ronglian has received any notification or warnings relating to, and does not have any reason to believe that any PRC Governmental Authority is considering, the modification, suspension or revocation of any such PRC Governmental Authorization and each of WFOE and Senmiao Ronglian is in compliance with the provisions of all such PRC Governmental Authorizations in all material respects.

10.	There are no restrictions or limitations under PRC Laws on the ability of WFOE to declare and pay dividends to its equity holders, nor any restriction or limitation (including any PRC Governmental Authorizations from any PRC Governmental Authorities) on the ability of WFOE to convert such dividends into foreign currencies and remit such dividends out of the PRC to its equity holders, subject to the validity of Circular 37 (as defined below) registrations obtained on 8 August 2017, 29 August 2017 and 30 August 2017 respectively, payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

11.	After due inquiry, neither Senmiao Ronglian or WFOE (i) has any direct or indirect subsidiaries or participations in joint ventures or other entities; (ii) owns, directly or indirectly, any equity or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or PRC Governmental Authorities; or (iii) is obligated to make or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. There are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in WFOE or Senmiao Ronglian, save for the Exclusive Option Agreements.

12.	After due inquiry, there is no outstanding guarantee of WFOE and Senmiao Ronglian in respect of indebtedness of third parties.

13.	After due inquiry, WFOE has not hired any employee as of the date hereof. After due inquiry, no labor dispute or complaint involving the employees of Senmiao Ronglian exists or is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). After due inquiry and pursuant to the documents and information provided by Senmiao Ronglian, Senmiao Ronglian did not pay social insurance premium and housing fund for all its employees on their actual salaries but pay on a lower basis. According to the relevant PRC laws and regulations, the social insurance premium collecting authority may order Senmiao Ronglian to make up the difference of the under-payment and an overdue fine of 0.05% will also be imposed. If Senmiao Ronglian still fails to make up the difference within the prescribed term, a penalty equal to one to three times of the outstanding amount will be imposed. For the under-payment of housing fund, the housing fund administration may order Senmiao Ronglian to make up the difference within prescribed term.

14.	After due inquiry, neither WFOE nor Senmiao Ronglian is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by WFOE or by Senmiao Ronglian of any applicable PRC tax law or regulation. Neither Senmiao Ronglian nor WFOE will have any material PRC tax liability as a result of the Offering that has not been disclosed in Registration Statement.

15.	After due inquiry, each of WFOE and Senmiao Ronglian owns or otherwise has the legal right to use, or can acquire on reasonable terms, the intellectual property (“Intellectual Property”) as currently used or as currently contemplated to be used by it, in each case.

16.	After due inquiry, neither the Company nor WFOE or Senmiao Ronglian is infringing, misappropriating or violating any Intellectual Property right of any third party in the PRC, and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, and neither the Company nor WFOE or Senmiao Ronglian has received any notice of any claim of infringement or conflict with any such rights of others, except where such conflict, claim or infringement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined below).

17.	As there is no unified and complete enquiry system of litigation or other legal proceedings in the PRC, we cannot independently investigate the legal proceedings against the PRC Entities. Based on public available information and after due inquiry, there are no civil, or administrative proceedings in progress or pending in the PRC to which the Company, or WFOE or Senmiao Ronglian is a party or of which any property of the Company, WFOE or Senmiao Ronglian is the subject which has a Material Adverse Effect on the Company, WFOE, or Senmiao Ronglian and there are no governmental proceedings on the Company, WFOE, or Senmiao Ronglian. As used in this opinion, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and the PRC Entities, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company and the PRC Entities to perform their obligations under the VIE Agreements.

18.	After due inquiry and based on the Documents we have reviewed, neither WFOE nor Senmiao Ronglian has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the PRC Governmental Authorizations.

19.	On August 8, 2006, six PRC regulatory agencies, namely, the MOC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006 and were amended on June 22, 2009. The New M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the provisions under the PRC Laws as of the date hereof, because (i) the Company established WFOE as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as such term is defined under the New M&A Rule, and (ii) no provision in the New M&A Rule classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction, neither CSRC approval nor any other Governmental Authorization is required for the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC Governmental Authorities will ultimately take a view that is not contrary to our opinion stated above.

20.	Per our understanding of the PRC Laws, the individuals who are the ultimate owners of Senmiao Ronglian Shareholders who are natural persons and PRC residents are subject to the registration obligation required under the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”). To our best knowledge after due inquiry, eight individuals, namely Hu Xiang (胡祥), Zhang Pingxi (张萍熙), Wang Jun (王钧), Hu Aiming (胡爱明), Wang Chan (王婵), Luo Wuyong(罗武勇), Gao Huaiying (高怀英) and Pang Xiaoping (庞晓萍), who are natural persons and PRC residents have completed the initial registration.

21.	Due to the substantial uncertainties regarding the interpretation and application of the Enterprise Income Tax Law and its Implementation Rules by PRC Governmental Authorities, should the applicable PRC Governmental Authorities with competent jurisdiction over Senmiao Ronglian deem the Exclusive Business Cooperation Agreement, dated 18 September 2017, by and among Senmiao Ronglian and WFOE without reasonable business purpose, and making the taxable revenue or income of Senmiao Ronglian decrease, the PRC Governmental Authorities have the power to make an adjustment by using a reasonable method. Such adjustment may be made within ten years after the taxable year when the transaction is conducted.

22.	The statements set forth in the Registration Statement insofar as such statements constitute summaries or interpretations of the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws, fairly and accurately summarize or interpret the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws referred to therein in all material aspects nothing has been omitted from such statements which would make the same misleading in all material aspects. The statements under “Summary-Corporate Structure” in the Registration Statement are an accurate and complete summary of the Company’s corporate structure.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, we reviewed the Registration Statement and participated in conferences and telephone conversations with officers and other representatives of the Company and PRC Entities, the independent public accountants for the Company, during which conferences and conversations the contents of the Registration Statement, and related matters were discussed. We also reviewed and relied upon certain corporate records and documents, letter from other counsel and accountants and oral and written statements of officers and other representatives of the Company and PRC Entities and others as to the existence and consequence of certain factual and other matters. Based on our participation, review and reliance as described above, nothing has come to our attention that would cause us to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Laws) as of the date of this Opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

This Opinion is subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the PRC national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, and (iv) the discretion of any competent PRC Governmental Authorities in exercising their authority in the PRC.

In rendering such opinion, we have relied with your permission, as to matters of fact, to the extent proper, on certificates and written statements of responsible officers of the Company, WFOE and Senmiao Ronglian and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company and the PRC Entities.

This Opinion is intended to be used in the context which is specifically referred to herein. Each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed and the respective counsels of such persons. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

Schedule 1 - Documents Examined

1.	Business Licenses of PRC Entities

2.	Shareholders’ Meeting Resolutions of Senmiao Ronglian

3.	Articles of Association of PRC Entities

4.	Share Transfer Agreements in respect of the equity interests of Senmiao Ronglian

5.	Certification of Information System Security of Senmiao Ronglian

6.	Premise Lease Agreements of PRC Entities

7.	Premise Lease Registration and Filing Certificates of PRC Entities

8.	Sample of Financing Intermediary Service Contract of Senmiao Ronglian

9.	System Integrating Agreement between Senmiao Ronglian and Guangdong Huaxing Bank Co., Ltd.

10.	Individual Network Lending Institution Clients Fund Depository Business Cooperation Agreement between Senmiao Ronglian and Guangdong Huaxing Bank Co., Ltd.

11.	Cooperation Agreements of Senmiao Ronglian

12.	Share Transfer Agreement in respect of the equity interests of Chengdu Zhong Yi Yin Feng Equity Investment Fund Management Co., Ltd.

13.	Internet Financial Platform Transfer Agreement and its Supplementary between Senmiao Ronglian and Sichuan Cheng He Xin Investment Financing Information Consultation Co., Ltd.

14.	VIE Agreements

15.	Share Pledge Registration Notices

16.	Shareholder Loan Agreements

17.	Notices on Acceptance of Application of Trademark Registration of Senmiao Ronglian

18.	Domain Name Certificates of Senmiao Ronglian

19.	Sample of Labor Contracts of Senmiao Ronglian and statement of social insurance and housing fund payment status

20.	Circular 37 Registration Forms

21.	Letter of Undertaking issued by PRC Entities respectively dated 12 February 2018

Execution Page

This Legal Opinion Letter is issued by Yuan Tai Law Offices on 13 February 2018.

Yours faithfully

/s/ Yuan Tai Law Offices

Yuan Tai Law Offices